KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL
TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE

CRANBURY, NEW JERSEY – May 28, 2010 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide products sold in Western Europe, Eastern Europe and Turkey.

Effective July 1, 2010, as contracts permit, prices for all Kronos® titanium dioxide products sold in Western Europe, Eastern Europe and Turkey will be increased by 150 Euro per metric ton (or equivalent in other currencies).

This is a new price increase announcement that is in addition to the previously announced increase of May 15, 2010.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.